Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made as of the Effective Date (as defined below), by and between Compass Group Management LLC, a Delaware limited liability company (the “Company”), and Ryan J. Faulkingham (the “Executive”).

WHEREAS, the terms and conditions of Executive’s employment with the Company are memorialized in that certain employment agreement dated as of November 30, 2013 by and between the Company and Executive, a copy of which is attached as Exhibit A hereto (the “Employment Agreement”) and capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement;

WHEREAS, the Company notified Executive on August 22, 2024 (the “Notice Date”) of the Company’s intention to terminate Executive’s employment under that Employment Agreement effective as of August 30, 2024 (the “Termination Date”);

WHEREAS, pursuant to Section 3.6 of the Employment Agreement, upon termination of Executive’s employment by the Company, other than for death or disability under Section 3.2 or Section 3.3 of the Employment Agreement or “proper cause” under Section 3.4 of the Employment Agreement, and subject to Executive’s execution, delivery and non-revocation of a Legal Release, the Company is required to pay to Executive within forty five (45) days of the Termination Date a lump sum, less legally required withholdings, in an amount equal to the Severance Amount;

WHEREAS, pursuant to Section 3.6 of the Employment Agreement, the Company is required to provide the Legal Release to Executive for his signature within twenty (20) days of the Termination Date and Executive is required to deliver to the Company the fully executed Legal Release no later than twenty one (21) days following Executive’s receipt of the Legal Release; and

WHEREAS, Executive and the Company desire to enter into this Agreement to serve as the Legal Release required to be executed and delivered by Executive and to memorialize the terms and conditions of the separation of the employment relationship between the Company and Executive.

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Executive (sometimes hereinafter, each, individually, a “Party”; collectively, the “Parties”) hereby agree as follows:

1.TERMINATION OF EMPLOYMENT UNDER THE AGREEMENT AND TRANSITION SERVICES.

(a) Pursuant to the terms of the Employment Agreement, Executive’s employment with the Company under the Employment Agreement shall end as of the Termination Date. The Company provided the Legal Release to Executive on August 23, 2024 to be executed on or shortly after the Termination Date. To the extent this Agreement is not executed and delivered by Executive to the Company within twenty one (21) days of August 23, 2024, this Agreement shall be null and void and of no further force and effect.

(b) Executive and the Company agree that, Executive shall, after the Termination Date, be retained for a sixty (60) day period (the “Transition Period”) during which Executive shall provide transition services on a part-time, as-needed basis. Executive shall be compensated in the gross amount of Three Hundred Thousand Dollars ($300,000.00) to be paid through normal payroll processes (subject to taxes and other required withholdings) and shall remain eligible to participate in Company benefit programs during the Transition Period. The Company shall reimburse Executive for all out of pocket expenses actually and reasonably incurred during the Transition Period to the extent pre-approved by the Company prior to being incurred.

2.    GENERAL RELEASE, COVENANT NOT TO SUE, AND EXECUTIVE’S CONSIDERATION.

(a)     In consideration of receipt of the Severance Amount and the Benefits Continuation Payments, Executive hereby does and shall, upon the date Executive signs this Agreement, release, waive, and forever discharge the Company from, and covenants not to sue or initiate any action regarding, all asserted and unasserted claims, liabilities, and obligations, whether known or unknown (collectively, “Claims”), relating directly or indirectly to Executive’s employment relationship with the Company or the termination of Executive’s employment with the Company. In addition to the Company, this Agreement also releases the Company’s current and former direct and indirect subsidiaries, direct and indirect parents, current and former affiliates (including, without limitation, Compass Diversified Holdings and Compass Group Diversified Holdings LLC (collectively, “CODI”)), and its and their respective successors, assigns, officers, directors, members, managers, shareholders, employees, servants, representatives, and agents, each in their respective capacities as such (each, a “Released Party” and collectively, the “Released Parties”), from all such Claims and Executive covenants not to sue or initiate any action against any Released Party for a Claim. Executive understands and agrees that this Agreement will release the Released Parties from all Claims arising under any form of law, including, but not limited to, Claims arising under any state or federal statute, constitutional provision, common law, executive order, or agency regulation. Each Released Party is deemed to be a third-party beneficiary of this Agreement with the right to enforce this Agreement.

(b)    Notwithstanding the preceding paragraph, both Parties understand that this Agreement does not release Claims (i) that cannot be released by a private agreement as a matter of law, (ii) that arise after the date of execution of this Agreement, (iii) to indemnification, advancement or liability insurance coverage, whether under the provisions of the Company’s governing documents, any other plan, agreement or arrangement with the

Company or under applicable law, and (iv) any vested rights under any equity or equity-based plan or agreement or employee benefit plans or programs in which Executive participated prior to Executive’s termination of employment. For example, this Agreement does not release workers’ compensation benefits, unemployment insurance compensation benefits, expense indemnification, and any other administrative or other claims that cannot be waived by private agreement under applicable laws. Executive understands that Executive has the right to take this Agreement to the attorney of Executive’s choice to review its terms and promises never to assert that this Agreement was not knowing and voluntary because Executive did not know which Claims Executive could not lawfully release.

(c)    Nothing in this Agreement (including but not limited to the release of Claims, promise not to sue, confidentiality, non-disparagement, and any other limiting provisions) (i) prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (ii) prevents Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. Although by signing this Agreement Executive is waiving Executive’s right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

(d)    Executive understands and agrees that this Agreement will release the Released Parties from all Claims arising under any federal, state or local law which prohibits employment discrimination on the basis of age, sex, sexual orientation, gender, race, color, national origin, religion, disability, veteran status, marital status, citizenship status, medical condition, genetic information, or any other such specially protected class. Such Claims include, but are not limited to, Claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Immigration Reform Control Act, as amended, the Americans with Disabilities Act, as may be amended, the Family and Medical Leave Act, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Fair Labor Standards Act, the Connecticut Wage Payment Collection Law, the Connecticut Minimum Wage Law, the Connecticut Human Rights and Opportunities Law, the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Paid Leave Act, the Connecticut Whistleblower Law, the anti-retaliation provision of Connecticut’s workers’ compensation statute, Connecticut’s Free Speech Law, and any and all amendments to such statutes, codes and charters. Executive also understands and agrees that this Agreement releases the Released Parties from (i) all tort Claims and all contract Claims, including, but not limited to Claims for defamation, invasion of privacy, fraud, emotional distress, personal injury, wrongful discharge, breach of contract, breach of implied employment contract, and Claims based on any covenant of good faith and fair dealing; (ii) any obligation to pay Executive any form of severance pay except as provided in this Agreement; (iii) all disputed Claims that directly or indirectly relate to Executive’s compensation, benefits, and any equity incentives; and (iv) all other Claims that directly or indirectly relate to Executive’s employment relationship with the Company, including Executive’s secondment as the Chief Financial Officer of CODI, that can be released by private agreement.

(e)    Executive expressly acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive might otherwise have under the ADEA, and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that (i) Executive’s waiver and release do not apply to any ADEA rights or Claims that might arise after the date Executive signs this Agreement; (ii) Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) calendar days to consider this Agreement; (iv) Executive has seven (7) calendar days following Executive’s execution of this Agreement to revoke the Agreement by written notice delivered to the Company’s General Counsel; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) calendar day after date this Agreement is executed by Executive (the “Effective Date”).

3.    PAYMENTS UPON TERMINATION; BENEFITS CONTINUATION PAYMENTS AND SEVERANCE AMOUNT.

(a)    Whether or not Executive executes this Agreement, on the Company’s first regular payroll date following the Termination Date, Executive shall receive a lump-sum payment in an amount equal to Executive’s accrued and unpaid salary at the Base Salary Rate through the Termination Date, plus, any accrued and unpaid vacation, if any, up to four (4) weeks, as calculated by the Company through the Termination Date, plus, any authorized business expenses incurred and unreimbursed as of the Notice Date for which Executive provides appropriate documentation.

(b)    In exchange for Executive’s promises and covenants in this Agreement, Executive’s compliance with all obligations stated herein, and provided that is Agreement is executed and delivered by Executive and not revoked, the Company shall, (i) for the period from November 1, 2024 through the earlier of (x) December 31, 2025, or, (y) the date Executive becomes eligible for group health benefits with a subsequent employer, reimburse Executive, within thirty (30) days following receipt of evidence from Executive of Executive’s payment, for the premium payments paid by Executive for continued health coverage for Executive and Executive’s eligible dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), less taxes and other required withholdings (the “Benefits Continuation Payments”), and (ii) within forty five (45) days after the Termination Date, pay Executive (A) Five Hundred Thousand Dollars ($500,000.00), which equals twelve (12) months’ salary at Executive’s Base Salary Rate as of the Termination Date, plus (B) Five Hundred Seventy Five Thousand Dollars ($575,000.00), which equals the discretionary bonus paid to Executive for the year immediately preceding the Termination Date, and, in the case of (A) and (B), less taxes and other required withholdings, (the “Severance Amount”). The Company reserves the right to modify or terminate the Benefits Continuation Payments to the extent the Company determines necessary to comply with applicable law including, without limitation, any future Treasury regulations promulgated under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.    NO PENDING CLAIMS. Executive represents that Executive does not have pending against any Released Party or any current or former employee, representative, agent, manager, member, officer, or director of a Released Party any claim, charge, or action in or within any federal, state, or local court or administrative agency. Executive agrees, to the extent necessary to effectuate the provision of this Agreement, that within ten (10) days after the Effective Date of this Agreement, Executive will cause to be dismissed, withdrawn, or discontinued all complaints or proceedings instituted by Executive against any Released Party with any federal, state, or local administrative agency or judicial body, with copies of relevant documents delivered to the Company within the same time period.

5.    RETURN OF COMPANY PROPERTY. Executive represents and warrants that Executive shall return Company property and delete proprietary information in accordance with Section 4.2 of the Employment Agreement. Executive acknowledges that all such material is solely the property of CODI, the Company and/or its Affiliates and Executive has no right, title or interest in or to such materials. Executive further agrees to provide the Company with any and all passwords, codes, administrative access, contact information, and other information in Executive’s possession with respect to work performed for CODI, the Company or its Affiliates. During the Transition Period, Executive also will cooperate with the Company in effectuating the transition to the Company of ownership and control of social media accounts set up and/or maintained for the benefit of CODI, the Company and/or its Affiliates. Executive agrees to refrain from representing after the Termination Date that Executive is a current employee or agent of CODI, the Company and/or its Affiliates, including but not limited to promptly updating Executive’s resume and any online profile Executive may maintain, such as LinkedIn, to reflect Executive’s status as a former employee.

6.    COMPENSATION AND/OR BENEFITS THROUGH TERMINATION DATE.

(a)    Executive warrants and agrees that the Company has paid to Executive all base salary earned through and including the date Executive signs this Agreement, and any other salary or wages, subject to standard payroll deductions and withholdings. As noted above, the Company will continue to pay for Executive’s health and welfare benefits during the Transition Period, less any Executive contributions, as well as payments for those services. These payments and benefits are not part of the Severance Amount or Benefits Continuation Payments provided by the Company to the Executive for the Executive’s release under this Agreement.

(b)    Executive has submitted final documented expense reimbursement statements reflecting all business–related expenses incurred through the Notice Date. The Company will reimburse Executive for these expenses pursuant to its regular business practice and in accordance with Company policies.

7.    OPPORTUNITY TO REVIEW; RIGHT TO SEEK COUNSEL; KNOWING AND VOLUNTARY ASSENT. Executive (a) has read this Agreement and fully understands its terms, (b) acknowledges that the Company advised Executive to consult with an attorney before executing this Agreement, and (c) has reviewed and understands the terms of this Agreement and has decided voluntarily to enter into this Agreement.

8.    NO ADMISSION OF WRONGDOINGS. This Agreement shall not, under any circumstances, constitute evidence of or an admission by CODI, the Company and/or its Affiliates as to the validity, nature or extent of any claims, liability, or damages caused by or arising out of any actual or alleged act, error, or omission against Executive or any other person.

9.    TRADE SECRETS AND CONFIDENTIAL INFORMATION.

(a)    Executive acknowledges and agrees that Executive continues to be bound by (i) obligations relating to the non-disclosure of confidential information and trade secrets, as set forth in the applicable provisions of the Company’s employee handbook, Compliance Manual and other applicable policies of CODI and/or the Company and its Affiliates, which expressly survive termination of employment, (ii) any confidentiality or non-disclosure agreements to which Executive is a party, and (iii) the provisions of the Employment Agreement which expressly survive termination of employment, all of which provisions referenced in this paragraph 9(a) survive Executive’s termination of employment with the Company.

(b)    Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or DOL), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (“DTSA”). Executive is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

10.    COBRA RIGHTS. Executive hereby acknowledges that the Company has advised Executive that, pursuant to COBRA, Executive has the right to elect continued coverage under the Company’s group health plan, as explained in more detail in the materials provided to Executive relating to COBRA. Executive may, if eligible, elect to continue healthcare coverage (a) at the Company’s expense in accordance with paragraph 3(b) through the earlier of (x) December 31, 2025, or (y) the date Executive becomes eligible for group health benefits with a subsequent employer, and (b) thereafter, at Executive’s expense, in each case, in accordance with the provisions of COBRA following expiration of the health benefit coverage described in paragraph 6(a) of this Agreement.

11.    CONFIDENTIALITY OF AGREEMENT. Executive agrees to keep confidential the discussions and negotiations between the Company and Executive associated with this Agreement (collectively, the “Agreement Information”), except Executive may provide such Agreement Information (a) to Executive’s tax, financial and/or legal advisors, if any; (b) to Executive’s spouse, if applicable, and (c) to the extent such disclosure may be necessary to enforce this Agreement, or as otherwise required by law; provided, however, that individuals described in paragraphs 11(a) and (b) shall specifically and expressly be advised of these confidentiality provisions and agree to abide by these terms. Executive expressly acknowledges that this paragraph 11 prohibits Executive from disclosing to any current or former employee of the Company the Agreement Information. The Parties agree that the above terms governing confidentiality do not apply if Executive is subpoenaed or otherwise required by court process to testify in a matter concerning matters required to be confidential herein. If legally permissible, Executive shall promptly notify the Company, and in any event within five (5) business days of any such subpoena or court process. The Parties agree that an enforcement action shall be arbitrated pursuant to this Agreement and that, if the Company proves that Executive breached this paragraph 11 in any material respect, the Company shall be entitled to an award of its costs spent enforcing this provision, including all attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from the breach by Executive.

12.    NON-DISPARAGEMENT. Executive agrees that Executive will not disparage the Company, any Released Party, or its or their respective products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors, or assigns, either verbally or in writing. The forgoing shall not preclude Executive from testifying truthfully in response to a legally imposed subpoena or otherwise as required by law, subject to the terms and conditions set forth in this Agreement. However, nothing in this Agreement prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights or the factual foundation of any discrimination or harassment claim, without notice to or consent from the Company. All communications regarding Executive’s departure will be made in accordance with the plan established by the Company and are subject to approval by the Company.

13.    ARBITRATION.

(a)    In the event a dispute or claim arises between the Parties about any matter arising out of or relating to employment, termination of employment, or this Agreement, Executive and the Company agree that any dispute shall be resolved by arbitration. Arbitration will be conducted under the most current version of the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”), which are incorporated herein by reference and are available from the Company or JAMS (web site: www.jamsadr.com). A neutral arbitrator will be selected pursuant to the JAMS Rules. The arbitrator will decide the dispute, including but not limited to any dispute concerning the validity or enforceability of this arbitration agreement and matters to be arbitrated under it, under applicable law. The arbitrator will issue a written arbitration award which shall be enforceable in a court of law as provided by the JAMS Rules. The arbitrator can award damages, interest, attorneys’ fees and litigation costs, and/or permanent injunctive relief, or other relief, as provided for and limited by applicable law. The arbitration will be confidential.

(b)    Executive and the Company each waive the right to institute a court action and UNDERSTAND THAT EACH IS GIVING UP ITS RIGHT TO A JURY TRIAL. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations. The Company will pay any filing fee and the fees and costs of the arbitrator, unless Executive initiates the claim, in which case Executive only will be required to pay an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in Connecticut. Executive and the Company each shall be responsible for its own attorneys’ fees and costs; provided, however, that the arbitrator may award attorneys’ fees to the prevailing Party, if permitted by applicable law. This provision does not prohibit either Party from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or any insurance or benefit plan. The arbitration shall take place in the municipality in which Executive was last employed unless the Parties agree otherwise. Any award or decision by the arbitrator may be enforced as a judgment in any court of competent jurisdiction.

(c)    A request for arbitration shall be initiated by submitting by certified mail a written request for arbitration to the Party from which relief is sought.

(d)    The arbitrator will not have the authority to modify or change the employment relationship or internal policies and procedures of the Company. Neither the existence nor the use of this arbitration procedure shall, in any way, limit the right of the Company and its employees to terminate employment at any time, with or without cause.

14.    COSTS. Except as specified herein, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with this Agreement.

15.    AUTHORITY. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of liens or assignments at law, equity or otherwise, for or against any of the Claims or causes of action released herein.

16.    NO REPRESENTATIONS. Each Party represents and warrants that it has had the opportunity to consult with an attorney and/or tax advisor and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

17.    SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Agreement shall continue in full force and effect without such provision.

18.    ENTIRE AGREEMENT. Except as may otherwise be expressly stated herein and except for those provisions of the agreements referenced in paragraph 9(a) hereof that expressly survive termination of employment, this Agreement represents the entire agreement and understanding between the Company and Executive regarding Executive’s employment with the Company, termination of employment with the Company and/or severance relating thereto and supersedes and replaces any and all such prior agreements and understandings.

19.    NO ORAL MODIFICATION. This Agreement may not be orally modified and may only be amended in writing signed by Executive and an authorized representative of the Company.

20.    GOVERNING LAW. This Agreement shall be governed by the internal laws of the State of Connecticut, U.S.A., without regard for its choice of laws provisions.

21.    COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the Parties. Signatures transmitted by facsimile and/or electronic mail, including in portable document format (.pdf), shall have the same binding effect as original signatures, it being expressly agreed that each Party to this Agreement shall be bound by its own facsimile signature or signature transmitted by electronic means and shall accept the facsimile signature or signature transmitted by electronic means of the other Party to this Agreement.

22.    VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without duress or undue influence on the part of, or on behalf of the Parties, with the full intent of releasing all Claims. The Parties expressly acknowledge that (a) they have read this Agreement; (b) they understand the terms and consequences of this Agreement and of the releases it contains; and (c) they are fully aware of the legal and binding effect of this Agreement.

23.    NOTICES. All notices provided for in this Agreement shall be in writing and shall be delivered personally to the party to receive the same, given by electronic means, or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to receive the same as set forth below, or such other address as the party to receive the same may have specified by written notice given in the manner provided for in this paragraph 23. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof. Any notice to the Company provided for in this Agreement shall be addressed to the Company’s General Counsel: c/o Compass Group Management LLC, 301 Riverside Ave., 2nd Floor, Westport, CT 06880, Attention: General Counsel, and any notice to the Executive shall be addressed to Executive at Executive’s address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein.

24.    TAXATION; SECTION 409A. In no event does the Company guarantee any particular tax consequences, outcome or tax liability to Executive. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code (“Section 409A”) from Executive or any other individual to Company or its Affiliates, and each Party shall be solely responsible for its portion of any taxes, interest or penalties that may be owed to any local, state or federal taxing authority as a result of the payments described in this Agreement. Notwithstanding anything to the contrary herein, the Company and Executive acknowledge that Executive will incur a “separation from service” as of the Termination Date pursuant to, and in accordance with the regulations promulgated under, Section 409A. For the avoidance of doubt, the Company and Executive acknowledge that during the Transition Period, the performance of Executive’s duties hereunder shall not exceed twenty percent (20%) of the average level of bona fide duties Executive performed while an employee of the Company over the 36 month period immediately preceding the Termination Date. The Severance Amount under paragraph 3(b) of this Agreement is intended to be exempt from the requirements of Section 409A under the severance pay exception of Treas. Reg. Section 1.409A-1(b)(9)(iii), and this Agreement will be construed and interpreted in accordance with such intent. Each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Company, and Executive shall have no right (directly or indirectly) to determine the year in which such payment is made. To the extent that any reimbursement constitutes “deferred compensation” under Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. In the event the Company determines that any compensation or benefit payable hereunder may be subject to the requirements of Section 409A, the Company (without any obligation to do so or obligation to indemnify Executive for any failure to do so) may adopt, without the consent of Executive, such amendments to this Agreement or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Section 409A or (b) comply with the requirements of Section 409A.

{Remainder of Page Left Intentionally Blank; Signature Pages Follow}

In Witness Whereof, the Parties have executed this Agreement on the respective dates set forth below.

Compass Group Management LLC	Ryan J. Faulkingham

By: /s/ Elias J. Sabo	By:	/s/ Ryan J. Faulkingham

Title: Manager

Date: September 12, 2024	Date:	September 12, 2024